UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   Lechtanski, Joseph B.
   8 Inverness Drive East, Suite 210
   Englewood, CO  80112-5609
   USA
2. Date of Event Requiring Statement (Month/Day/Year)
   July 1, 1997
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   American Residential Services, Inc.
   ARS
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner ( ) Officer (give title below) (X) Other (specify below)
President, American Mechanical Services Company, LLC, a wholly-owned subsidiary of ARS

6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
___________________________________________________________________________________________________________________________________|
1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
___________________________________________________________________________________________________________________________________|
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
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 Table II -- Derivative Securitites Beneficially Owned                                                                             |
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1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
___________________________________________________________________________________________________________________________________|
Employee Stock Option (r|05/18/97 |11/18/06 |Common Stock, par value|62,500   |$20.875   |D            |                           |
ight to buy)            |(1)      |         | $.001 per share       |         |          |             |                           |
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Employee Stock Option (r|07/14/97 |01/14/07 |Common Stock, par value|62,500   |$25.75    |D            |                           |
ight to buy)            |(2)      |         | $.001 per share       |         |          |             |                           |
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Employee Stock Option (r|06/03/98 |06/03/07 |Common Stock, par value|10,000   |$21.625   |D            |                           |
ight to buy)            |(3)      |         | $.001 per share       |         |          |             |                           |
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___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(1) The option vests 20% six months from grant date, 20% on the first anniversary of the grant date and 20% annually thereafter.
(2) The option vests 20% six months from grant date, 20% on the first anniversary of the grant date and 20% annually thereafter.
(3) The option vests 20% one year from grant date and 20% annually thereafter.
SIGNATURE OF REPORTING PERSON
Joseph B. Lechtanski
DATE
July 9, 1997